Exhibit 99.1
Unaudited Pro Forma Condensed Combined Financial Information
     The following unaudited pro forma condensed combined financial information combines (i) the historical balance sheets of RXi Pharmaceuticals Corporation (“RXi”) and Apthera, Inc. (“Apthera”) as of March 31, 2011, giving pro forma effect to the merger as if it had occurred on March 31, 2011, and (ii) the historical statement of expenses of RXi and the historical statement of operations of Apthera for the three months ended March 31, 2011, giving pro forma effect to the merger as if it had occurred on January 1, 2011. The required December 31, 2010 pro forma information has not changed from what was previously filed and is not included in this Form 8-K/A. The December 31, 2010 pro forma information is incorporated by reference through Form 8-K/A filed on May 4, 2011.
     The historical financial information has been adjusted to give effect to pro forma events are directly attributable to the merger, are factually supportable and, in the case of the pro forma statements of expenses, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the combined company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.
     The acquisition of Apthera will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the assets acquired and liabilities assumed based upon their respective fair values. The purchase price allocation has not been finalized and is subject to change based upon finalization of the valuations of the tangible and intangible assets and liabilities.
     The allocations included in the pro forma condensed combined financial information are estimates based upon the best available information at the current time. RXi will record on the closing date the fair value of the assets and liabilities assumed utilizing all available information including appraisal and valuation information with respect to the tangible and intangible assets acquired and liabilities assumed.
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2011
(Amounts in thousands, except share data)

			Pro Forma		Pro Forma
	RXi	Apthera	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$11,115	$527	$—		$11,642
Prepaid expenses and other current assets	283	12	—		295

Total current assets	11,398	539	—		11,937

Equipment and furnishings, net	466	11	—		477
Goodwill	—	—	1,420	(A)	1,420
Intangible assets	—	15	9,622	(A)	9,637
Deposits	16	—	—		16

Total assets	$11,880	$565	$11,042		$23,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$726	$647	$—		$1,373
Accrued expenses and other current liabilities	1,916	1,385	—		3,301
Notes payable, net of discount	—	14	—		14
Current maturities of capital lease obligations	59	—	—		59
Fair value of common stock warrants potentially settleable in cash	5,915	—	—		5,915

Total current liabilities	8,616	2,046	—		10,662
Purchase consideration potentially settleable in cash	—	—	3,194	(A)	3,194
Capital lease obligations, net of current maturities	33	—	—		33

Total liabilities	8,649	2,046	3,194		13,889

Commitments and contingencies
Stockholders’ equity:

Preferred stock	—	—	—		—
Common stock	2	2	(2	)(A)	2
Additional paid-in capital	66,662	6,345	22	(A)	73,029
Deficit accumulated during the developmental stage	(59,585)	(7,828)	7,828	(A)	(59,585)
Less treasury shares at cost	(3,848)	—	—		(3,848)

Total stockholders’ equity	3,231	(1,481)	7,848		9,598

Total liabilities and stockholders’ equity	$11,880	$565	$11,042		$23,487

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of
Expenses
Three Months Ended March 31, 2011
(Amounts in thousands, except share and per share data)

			Pro Forma		Pro Forma
	RXi	Apthera	Adjustments		Combined
Expenses:
Research and development expenses	$2,156	$(69)	$—		$2,087
General and administrative expenses	3,119	437	—		3,556

Total operating expenses	(5,275)	(368)	—		(5,643)

Interest income (expense)	(1)	(16)	(176	)(C)	(193)
Other income (expense)	1,435	—	—		1,435

Loss before provision for income taxes	(3,841)	(384)	(176)		(4,401)
Provision for income taxes	—	—	—		—

Net loss	$(3,841)	$(384)	$(176)		$(4,401)

Net loss per common share: Basic and diluted loss per share	$(0.19)				$(0.17)

Weighted average common shares outstanding: basic and diluted	20,316,170		4,974,090	(B)	25,290,260

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial
Information
(Amounts in thousands, except share and per share data)
Note 1 — Description of Transaction and Basis of Presentation
     On March 31, 2011, RXi Pharmaceuticals Corporation (the “Company”), Diamondback Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Apthera, Inc., a Delaware corporation (“Apthera”), and Robert E. Kennedy, in his capacity as representative of Apthera’s stockholders (the “Stockholder Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, on April 13, 2011, Merger Sub merged with and into Apthera, with Apthera surviving as a wholly-owned subsidiary of the Company (the “Merger”). The aggregate merger consideration payable to Apthera’s stockholders consists of (i) 19.9% of the number of shares of the Company’s common stock issued and outstanding as of the date of the Merger Agreement, or approximately 5.0 million shares of common stock (the “Aggregate Stock Consideration”); and (ii) contingent payments of up to $32 million (the “Contingent Consideration”) based on the achievement of certain development and commercial milestones relating to Apthera’s NeuVax product candidate. The payment of the Contingent Consideration will be subject to and in accordance with the terms of a Contingent Value Rights Agreement to be entered into between the Company and the Stockholder Representative in connection with the Merger (the “CVR Agreement”). Under the CVR Agreement, a form of which is attached to the Merger Agreement as Exhibit A, the Contingent Consideration is payable in either cash or additional shares of common stock, at the election of the Company; provided, however, that the Company may not issue any shares in satisfaction of any Contingent Consideration unless it has first obtained approval of its stockholders in accordance with Rule 5635(a) of the NASDAQ Listing Rules.
     In connection with the Merger, the Company and the Stockholder Representative entered into an escrow agreement (the “Escrow Agreement”), pursuant to which the Company deposited with a third-party escrow agent certificates representing 10% of the Aggregate Stock Consideration (the “Escrow Shares”). Pursuant to the terms of the Escrow Agreement, the Escrow Shares will be available to compensate the Company and related parties for certain indemnifiable losses as described in the Merger Agreement.
Note 2 — Basis of Presentation and Pro Forma Adjustments
     The unaudited pro forma condensed combined financial information has been prepared based on the Company’s historical financial information and the historical financial information of Apthera giving effect to the acquisition and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by the SEC rules and regulations.
     This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future position or operating results. The unaudited pro forma combined condensed financial information has been prepared on the basis of assumptions relating to the allocation of consideration paid for the acquired assets and liabilities of Apthera based on management’s best preliminary estimates. The actual allocation of the amount of the consideration may differ from that reflected in this unaudited pro forma condensed combined financial information after a third party valuation and other procedures have been finalized.
     (A) To record purchase price consideration and allocation of purchase price

Calculation of allocable purchase price(i):	(in 000’s)
Fair value of shares issued at closing including escrowed shares expected to be released	$6,367 (ii)
Estimated value of earn-out	3,194

Total allocable purchase price	$9,561

Estimated allocation of purchase price(i):
Cash	$527
Prepaid expenses and other current assets	12
Equipment and furnishings	11
Goodwill	1,420
In-process research and development	9,637
Accounts payable	(647)
Accrued expenses and other current liabilities	(1,385)
Notes payable	(14)

$9,561

(i)	The purchase price has not been finalized and is subject to change upon completion of the valuation of intangible assets

(ii)	The value of the Company’s common stock was based upon a per share value of $1.28, the closing price of the Company’s common stock as of the close of business on April 13, 2011.
     (B) Reflects the increase in weighted average basic and diluted shares outstanding for the Company’s common stock issued in connection with the Merger. Pro forma basic and diluted loss per share was calculated assuming that the 4,974,090 shares of the Company’s common stock issued in connection with the Merger were issued at the beginning of the period presented.
     (C) To record accretion of discount on purchase consideration.

Three months ended March 31, 2011	$176,000

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